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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of May 24, 2002 (this "Plan of Merger"), is made and entered into by and between Pillowtex Corporation, a Texas corporation ("Parent"), and Pillowtex Corporation, a Delaware corporation ("Subsidiary").

                                    RECITALS:

         A. The Second Amended Joint Plan of Reorganization of Parent and Its Debtor Subsidiaries, dated March 6, 2002, as modified (the "Plan"), in the matter styled In Re: Pillowtex, Inc., a Delaware corporation, et al., Debtors, Jointly Administered Case No. 00-4211 (SLR) (the "Reorganization Case") was confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on May 1, 2002.

         B. Article 4.14 of the Texas Business Corporation Act (the "TBCA") provides, among other things, that any corporation incorporated under the TBCA may merge with a foreign corporation pursuant to a plan of merger having terms and provisions as required or permitted by Article 5.01 of the TBCA without action by or notice to its board of directors or shareholders in order to carry out a plan of reorganization ordered or decreed by a court of competent jurisdiction under a federal statute.

         C. The Plan provides for the execution and delivery of this Plan of Merger by Parent and Subsidiary and the merger of Parent with and into Subsidiary pursuant to the terms and provisions of this Plan of Merger, the terms and provisions of which are required or permitted by Article 5.01 of the TBCA.

         D. In accordance with Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), the board of directors of Parent has adopted a resolution to effectuate the Merger (as defined below) pursuant to this Plan of Merger, and as described in the foregoing Recitals, the Merger has been adopted and approved in accordance with the applicable provisions of the TBCA.

         E. Pursuant to the Plan, on the date hereof, each share of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") and of preferred stock, par value $0.01 per share, of Parent outstanding on the date the Reorganization Case was filed in the Bankruptcy Court and on the date immediately prior to the date hereof have been canceled.

         F. Pursuant to the Plan, on the date hereof, Parent issued 18,600,000 shares of Parent Common Stock immediately following the cancellation of shares described in Recital E and those shares of Parent Common Stock remain outstanding.

         NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto hereby agree as follows:

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                                   ARTICLE I
                                   THE MERGER

     1.1. Merger. At the Effective Time (as defined below), and subject to the conditions and upon the terms set forth in this Plan of Merger, the DGCL and the TBCA, Parent will be merged with and into Subsidiary, the separate corporate existence of Parent will cease and Subsidiary will continue as the surviving corporation (the "Merger").

     1.2. Effective Time. As promptly as practicable on the date hereof, the parties will cause the Merger to be consummated by filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware as provided in the DGCL and by filing the Articles of Merger with the Secretary of State of the State of Texas as provided in the TBCA, whereupon the Merger will become effective in accordance with the applicable provisions of the DGCL and the TBCA (the "Effective Time").

                                   ARTICLE II
                              EFFECTS OF THE MERGER

     2.1. Effects of Merger. At the Effective Time, the effect of the Merger will be as provided in this Plan of Merger, the Certificate of Ownership and Merger, the Articles of Merger and the applicable provisions of the DGCL and the TBCA. Without limiting the generality of the foregoing, at the Effective Time all properties, rights, privileges and powers of Parent and Subsidiary will vest in the surviving corporation, and all liabilities and obligations of Parent and Subsidiary will become the liabilities and obligations of the surviving corporation, all as specified in the Plan.

     2.2. Certificate of Incorporation; Bylaws. The Certificate of Incorporation and the Bylaws of Subsidiary in effect immediately prior to the Effective Time will be the Certificate of Incorporation and the Bylaws of the surviving corporation.

     2.3. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Parent Common Stock:

            (a) each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation; and

            (b) each share of common stock, par value $0.01 per share, of Subsidiary issued and outstanding immediately prior to the Effective Time will be canceled without the payment of consideration therefor.

     2.4. Directors and Officers. The officers of Subsidiary immediately prior to the Effective Time will be the officers of the surviving corporation. The following persons will be appointed as directors of the surviving corporation to be effective as of the Effective Time:

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         Name                        Class of Director     Expiration of Term
         ----                        -----------------     ------------------
         Jeffrey J. Keenan               Class I                  2003

         Kenneth Liang                   Class I                  2003

         Bradley I. Dietz                Class I                  2003

         Bruce A. Karsh                  Class II                 2004

         Ralph W. LaRovere               Class II                 2004

         Mariusz J. Mazurek              Class III                2005

         James P. Seery, Jr.             Class III                2005


                                  ARTICLE III
                                  MISCELLANEOUS

     3.1. Amendment. This Plan of Merger may be amended by the Boards of Directors of Parent and Subsidiary to the extent permitted by the DGCL and the TBCA.

     3.2. Termination. This Plan of Merger may be terminated and abandoned by the Boards of Directors of Parent and Subsidiary so long as such termination and abandonment is permitted by the DGCL and the TBCA.

     3.3. Entire Agreement. This Plan of Merger contains the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to those matters.

     3.4. Governing Law. This Plan of Merger will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     3.5. Counterparts. This Plan of Merger may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute one agreement.

     3.6. Executed Copy. An executed copy of this Plan of Merger is on file at the principal place of business of Subsidiary at One Lake Circle Drive, Kannapolis, North Carolina 28081.

     3.7. Written Request. Upon the written request of any shareholder of Parent, a copy of this Plan of Merger will be furnished without cost by Subsidiary to the shareholder.

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         IN WITNESS WHEREOF, the parties to this Plan of Merger have caused this
Plan of Merger to be duly executed as of the date first above written.

                                         PILLOWTEX CORPORATION,
                                         a Texas corporation

                                         By:  /s/ JOHN F. STERLING
                                              ----------------------------------
                                              John F. Sterling, Vice President


                                         PILLOWTEX CORPORATION,
                                         a Delaware corporation

                                         By:  /s/ JOHN F. STERLING
                                              ----------------------------------
                                              John F. Sterling, Vice President

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